Exhibit 99.1

THE CHILDREN’S INTERNET, INC. RESPONDS TO SEC’S ALLEGATIONS

  PLEASANTON, CA--(MARKET WIRE)—September 29, 2006 -- The Children's Internet® (OTC BB:CITC.OB - News) "We at The Children's Internet have devoted nearly a decade developing our proprietary software and secure online service to protect children from predators, pornography, violence and all offensive, harmful content on the Internet," stated Ms. Sholeh Hamedani, Chief Executive Officer of The Children's Internet Inc. ("TCI"), adding that "the SEC's allegations are materially different from the facts as we know them and it’s our opinion that the evidence will show that they have grossly distorted the reality of the situation. We find these assertions to be personally inflammatory and highly disturbing."  TCI, a small public company located in Pleasanton, California, has created an award winning software of the same name, The Children's Internet, that meets head-on the growing crisis of keeping children safe on the Internet.  The company, staffed by several members of the Hamedani family, has diligently worked to solve this problem and has earned coveted awards and recognition from PC Magazine, The National Parenting Center’s “Seal of Approval” in their Fall 2006 report and won the Outstanding Products in 2006 Media award from iParenting Media.

“Early on when company officials were contemplating different avenues of funding we employed certain legal professionals to advise us on the proper way to bring The Children's Internet to the public market and we relied on those legal professionals to perform their duty," stated Ms. Hamedani.  Prior to the SEC’s initial informal inquiry of the Company, The Children’s Internet had already filed suit against the law firm advising the Company on the acquisition of the shell company in question alleging fraud, professional negligence, and breach of fiduciary duty among other claims.

"We presented expansive evidence to the SEC concerning TCI’s activities at the beginning of this entire process and despite extraordinary efforts over the past 14 months to exonerate our company, the SEC has grossly misconstrued these facts and seemingly chosen to ignore the pertinent evidence in proceeding with its complaint,” stated Ms. Hamedani.

Among the most serious of the SEC's allegations is that Ms. Hamedani and others enriched themselves with monies taken from TCI investors.  "This couldn't be further from the truth," retorts Ms. Hamedani.  "We have given everything to this business even to the extent of me not taking a salary since TCI was created. As for the ridiculous portrayal in the media of living lavishly, I don’t think a 39 year-old business woman still living at home with her parents and driving a used 1996 Mercedes Benz, not purchased with company funds, which has duct tape holding up the front bumper, qualifies as a lavish lifestyle!”

The SEC’s press release fails to mention that TCI's major investors are Hamedani family members. It is our opinion that the evidence will show that Mr. Nasser Hamedani, Chariman and CEO of Two Dog Net Inc., also defendants named in this case, has loaned the company more than $2 million and has had no salary paid nor accrued to him during the entire 10-year development period, and has only received partial payment of his loans. TCI maintains that the company is the primary beneficiary of investor funds and that some funds were used to pay down outstanding investment loans, all of which has been properly accounted for.

Ms. Hamedani is confident that the full picture of what really happened will come out. Though the SEC proceeding and lawsuit have placed and continue to place great strain on the company and the family, she asserts, "We intend to vigorously defend ourselves in the SEC's lawsuit and we are looking forward to when we will have the opportunity to present our side of the story and refute these alleged charges. As challenging as this will be we intend to keep our mission of protecting children online.”

About The Children's Internet, Inc.

The Children's Internet® award-winning service was developed by Two Dog Net, Inc. and is licensed to The Children's Internet, Inc. for sales and marketing. Based in Pleasanton, Calif., the company specializes in providing its subscribers with powerful, positive and interactive tools that help children learn and grow. For more information and a demonstration please visit: www.ChildrensInternet.com.

FORWARD-LOOKING STATEMENTS:

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the Company and its present and planned business and operations. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's and management's ability to control and that actual results may differ materially from those discussed in the forward-looking statements as a result of various factors.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contact:
Sholeh Hamedani
Office: 925.737.0144